Exhibit 99.1

Sipex Corporation
233 South Hillview Drive
Milpitas, CA 95035 USA
TEL: 408.934.7500
FAX: 408.935.7600
www.sipex.com

FOR IMMEDIATE RELEASE
For additional information, contact:
Ray Wallin, CFO
Tel: 408-934-7500
Fax: 408-935-7678
Email: RWallin@sipex.com

Sipex Finalizes Sale of Hillview Facility

• Agreement includes property lease-back

Milpitas, California, (March 13, 2006) (OTC: SIPX.PK), — Sipex Corporation today announced the completion of the sale and property lease-back of its Hillview facility in Milpitas, California, to Mission West Properties L.P.

The sale was made possible due to the previously announced transfer of the Sipex fabrication processes to Hangzhou Silan Microelectronics Co., Ltd. and Hangzhou Silan Integrated Circuit Co., Ltd., located in Hangzhou, China. The agreement includes the provision for Sipex to enter into a five year lease-back of the property.

“This transaction will produce an estimated $13.4 million in proceeds. From this amount, $7.0 million will be used to repay and extinguish the Company’s debt and the remaining $6.4 million will be used to fuel the growth of the Company without diluting shareholder interest,” said Ralph Schmitt, CEO of Sipex. “We are using all the appropriate resources to finance the Company to complete the transformation to a fabless semiconductor company.”

About Sipex Corporation
Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Forward-Looking Statements
This press release contains forward-looking statements. Statements regarding the Company’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. In particular, the forward-looking statements include the statements regarding the future growth of the Company, the Company’s current financing goals and the Company’s transition to a fabless semiconductor company. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the risk that due to overall market conditions or as a result of issues unique to the Company, the Company may not be able to achieve the anticipated growth, may not be able to obtain financing on terms that are acceptable to the Company and may encounter unforeseen difficulties in its transition to a fabless semiconductor company. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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